Exhibit 10.3

AMENDED AND RESTATED

WHOLESALE AND PARTS CNH CAPITAL FINANCING AGREEMENT

THIS AMENDED AND RESTATED WHOLESALE AND PARTS CNH CAPITAL FINANCING AGREEMENT is made as of this 3rd day of November, 2011 by CNH Canada, Ltd., a Canada corporation (“CNH”) and CNH Capital Canada Ltd., an Alberta corporation (“CNH Capital”).

WHEREAS CNH sells parts, supplies, inventory, equipment and other goods and services to Dealers and distributors of agricultural, construction and industrial goods; and

WHEREAS, CNH Capital has made loans to Dealers to finance their purchase of parts, supplies, inventory, equipment and other goods and services from CNH; and

WHEREAS CNH desires to obtain financing accommodations for Dealers with respect to the CNH Parts and Wholegoods it sells to Dealers in the future; and

WHEREAS CNH Capital wishes to provide such financing accommodations; and

WHEREAS Case Credit Ltd. and CNH entered into that Wholesale and Parts Credit Financing Agreement dated July 22, 2004 (the “Original Agreement”); and

WHEREAS CNH Capital is the successor by conversion of Case Credit Ltd. and the successor in interest to New Holland (Canada) Credit Company (“NHCC”), a partnership between Case Credit Ltd. and CNH Canada Ltd. pursuant to the that Partnership Interest Purchase Agreement dated May 1, 2005; and

WHEREAS CNH and CNH Capital desire to amend and restate the Original Agreement in order to, among other things, modify the financing accommodations provided under the Original Agreement with respect to the parts, supplies, inventory, equipment and other goods and services sold by CNH to said dealers in the future; and

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise defined in this Agreement and the recitals hereto, capitalized terms shall have the meaning given them in this Article and in the CNH Assignment.

“Advance” has the meaning given it in Section 2.5(b).

“Agreement” means this Amended and Restated Wholesale and Parts CNH Capital Financing Agreement, as the same may be further amended, restated, modified or supplemented from time to time.

“Business Day” means any day other than a Saturday, Sunday or other day CNH Capital observes as a holiday.

“Capital Default” means a default by a Dealer pursuant to a CNH Dealer Agreement.

“CNH Assignment” has the meaning given to it in Section 2.5(e).

“CNH Capital Receivable” has the meaning given to it in Section 2.5(c).

“CNH Dealer Agreement” means the Sales and Service Agreement or other similar agreement between CNH and a Dealer pursuant to which CNH sells CNH Parts and Wholegoods to the Dealer.

“CNH Parts and Wholegoods” means parts, supplies, inventory, equipment and other goods and services sold to Dealers by CNH, whether branded Case, Case IH, New Holland, New Holland Construction or under any other brand owned by or licensed to CNH and its affiliates, and includes, without limitation, replacement parts, attachments, supplies, garments, premiums, tooling, display cases, computers, software, flags, banners, posters, yellow page listings, training, warranty claims and any other services provided by CNH.

“CNH Period” shall mean the period for which CNH agrees to pay CNH Capital a subsidy in exchange for CNH Capital’s agreement to provide Dealers interest-free financing of CNH Parts and Wholegoods, including any extensions or changes therein made in consultation with CNH Capital.

“CNH Rate” shall have the meaning given it in Section 3.3.

“CNH Receivable” has the meaning given it in Section 2.5(a).

“CNH Sales Incentive” shall have the meaning given it in Article 4.

“CNH Subsidy” shall have the meaning given it in Section 3.2.

“CNH Subsidy Rate” shall have the meaning given it in Section 3.3.

“Collateral Security” means with respect to any Receivable: (a) the related Invoice, and (b) the Security Interest of CNH in the related CNH Parts and Wholegoods (granted under the related Invoice or otherwise) securing the CNH Receivable.

“Dealer” means a dealer authorized by CNH to sell or distribute any goods manufactured, sold or distributed by CNH and its affiliates and which has executed a CNH Dealer Agreement.

“Dealer Termination” shall mean the termination in accordance with the terms and conditions of the CNH Dealer Agreement by CNH or a Dealer of the CNH Dealer Agreement.

“Invoice” has the meaning given it in Section 2.5(a).

“Manufacturer Default” means a default by a Dealer pursuant to a CNH Dealer Agreement.

“Non-Quebec Dealer” has the meaning given to it in Section 2.5(b).

“Open Account” means an account established for a Dealer by CNH Capital pursuant to which CNH Capital finances parts and other miscellaneous items or services sold to the Dealer.

“Open Account Balance” means, as to any Open Account, the balance owing to CNH Capital by the Dealer, including interest and other charges, less any amount owing to the Dealer as a credit.

“Open Account Credit Line” means the maximum dollar amount of financing that CNH Capital will finance for a Dealer pursuant to an Open Account.

“Open Account Terms” means the terms under which CNH sells parts and other miscellaneous items or services (excluding wholegoods) to Dealers and pursuant to which CNH Capital finances such goods for the Dealers, as modified from time to time.

“Purchase Price” has the meaning given it in Section 2.5(c).

“Quebec Dealer” has the meaning given it in Section 2.5(c).

“Receivable” means CNH Capital Receivables, including all CNH Receivables which become or are to become CNH Capital Receivables under Section 2.5.

“Repurchase Event” shall mean the occurrence of a Capital Default or a Dealer Termination.

“Securitization Agreements” has the meaning given to it in Section 2.5(f).

“Securitized Receivables” has the meaning given to it in Section 2.5(f).

“Security Interest” means any security interest, mortgage, hypothec, reservation of ownership, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, participation interest, prior claim, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, and includes any reservation of ownership or retention of title created under a Wholesale Finance Plan with a Quebec Dealer or under an Invoice.

“Trade-In Equipment” means (a) used equipment that is accepted in partial payment in connection with the Dealer’s sale or lease of a new item of equipment or (b) any equipment that is in a trade-in chain that relates back to the sale or lease of a new item of CNH equipment.

“Wholesale Credit Line” means the maximum dollar amount of CNH wholegoods and parts inventory that CNH Capital will consider financing for a Dealer.

“Wholesale Finance Plan” means a plan established by CNH Capital, as modified from time to time in consultation with CNH, setting forth the terms and conditions of the wholesale financing for Dealers.

ARTICLE 2

WHOLESALE FINANCING

2.1                               Applications

CNH shall provide to CNH Capital such credit information, completed application forms and any and all other information and documents requested by CNH Capital from time to time to enable CNH Capital to evaluate any request by a Dealer for a Wholesale Credit Line.  CNH agrees to use its reasonable best efforts to assure that all information provided by it to CNH Capital will be accurate and complete.

2.2                               Credit Decisions

CNH Capital shall apply reasonable credit standards in determining the creditworthiness of Dealers.  CNH Capital shall strive to respond to credit applications within two (2) weeks following receipt of all requested information and material.  If CNH Capital conditions or rejects a Dealer application, CNH Capital shall provide to CNH and, as required by applicable law, to the applicant, the reasons for such conditioning or rejection.

2.3                               Wholesale Credit Lines; Terms and Conditions of Financing

CNH Capital shall, in its sole discretion, establish for each Dealer the initial Wholesale Credit Lines for each Dealer and, from time to time, review such lines to be made available to each Dealer under the terms hereof.  CNH Capital may, at its sole discretion, establish all of the terms and conditions relating to the financing of Dealers, including, without limitation, the amounts to be advanced and the interest rates to be charged to Dealers on financing provided by CNH Capital.  CNH Capital, at its sole discretion, may reduce, suspend, otherwise modify or terminate any Dealer’s Wholesale Credit Line and may amend or modify the terms and conditions of financing provided by CNH Capital.

2.4                               CNH Parts and Wholegoods Financing Eligibility

The terms and conditions of CNH wholesale financing for Dealers shall be subject to the provisions of the Wholesale Finance Plan as established and amended by CNH Capital from time to time. Without limiting the foregoing:

(a)                                  New CNH Parts and Wholegoods.  New Case, CaseIH, New Holland and New Holland Construction brand equipment or other equipment with brands owned by or licensed to CNH will be eligible for wholesale financing in an amount equal to the invoice price thereof plus freight, handling, taxes and/or sundry charges.

(b)                                 Trade-In Equipment.  Trade-In Equipment will be eligible for wholesale financing in an amount determined from time-to-time by CNH and notified in writing to CNH Capital, as long as the amount financed plus freight, handling, taxes and/or sundry charges is not greater than market value.  The minimum amount financed will be CDN$1,500.

2.5                               Advances; Creation, Purchase and Ownership of Receivables

(a)                                  Except as otherwise provided in Article 6, within three (3) Business Days of receipt of an invoice from CNH representing the sale of CNH Parts or Wholegoods or other goods or services to a Dealer (in each case, an “Invoice”) that (i) have been delivered or provided to a Dealer or (ii) are In transit to a Dealer, CNH Capital shall pay the amount of said invoice to CNH in immediately available funds the amounts due or owing by the Dealer under the Invoice (collectively, the “CNH Receivable”). CNH Capital may net against such advances any amounts due it pursuant to this Agreement, including, without limitation, all CNH Sales Incentives and any CNH Subsidy; provided, however, that as between CNH and the applicable Dealer, any amounts so deducted by CNH Capital shall be deemed to have been received by CNH and the Dealer’s obligations in respect of the related invoice shall be reduced in a like amount.

(b)                                 As provided in the related Wholesale Finance Plans, CNH and CNH Capital intend that each payment made by CNH Capital to CNH for in respect of a CNH Receivable shall constitute:

(i)                                     in the case of a CNH Receivable and Invoice arising from the sale of CNH Parts and Wholegoods made by CNH to a Dealer located in the provinces or territories of Canada other than the Province of Quebec (a “Non-Quebec Dealer”), an advance by CNH Capital to the applicable Non-Quebec Dealer (an “Advance”) in an amount equal to the aggregate outstanding balance of the CNH Receivable, the proceeds of which Advance are paid by CNH Capital to CNH on behalf of that Non-Quebec Dealer to pay the purchase price of the related CNH Parts and Wholegoods; and

(ii)                                  in the case of a CNH Receivable and Invoice arising from the sale of CNH Parts and Wholegoods made by CNH to a Dealer located in the Province of Quebec (a “Quebec Dealer”), payment of the purchase price of the CNH Receivable and the related Invoice, which purchase price shall be equal to the aggregate outstanding balance of the CNH Receivable (a “Purchase Price”).

(c)                                  Upon making an Advance and paying the proceeds of the Advance to CNH (net of any amounts that CNH Capital is entitled to deduct pursuant to Section 2.5(a)): (i) a receivable (a “CNH Capital Receivable”) in the amount of the Advance becomes owing by the applicable Non-Quebec Dealer to CNH Capital, (ii) such CNH Capital Receivable (including all terms and conditions of or applicable to the CNH Capital Receivable and the Invoice pursuant to the Wholesale Finance Plan and all other amounts due and owing thereunder and all rights to payment thereof or thereunder (including interest thereon in accordance with the Wholesale Finance Plan) is governed by the Wholesale Finance Plan, (iii) the CNH Capital

Receivable is owned by CNH Capital, not by CNH, (iv) the CNH Capital Receivable shall be secured by a purchase money security interest in the CNH Parts and Wholegoods financed under the CNH Capital Receivable and (v) the CNH Receivable owing by the Non-Quebec Dealer to CNH is extinguished.

(d)                                 Upon payment by CNH Capital to CNH of the Purchase Price of a CNH Receivable owing by a Quebec Dealer to CNH (net of any amounts that CNH Capital is entitled to deduct pursuant to Section 2.5(a)): (i) all right, title and interest of CNH in and to the CNH Receivable and the related Collateral Security (including all terms and conditions of or applicable to the CNH Receivable and the Invoice pursuant to the Wholesale Finance Plan and all other amounts due and owing thereunder and all rights to payment thereof or thereunder (including interest thereon in accordance with the Wholesale Finance Plan) and any and all proceeds thereof shall thereupon be sold, assigned, transferred and otherwise conveyed by CNH to CNH Capital without the need for any instrument or assignment, and such CNH Receivable shall thereupon become a CNH Capital Receivable, (ii) such CNH Capital Receivable (including all terms and conditions of or applicable to the CNH Capital Receivable and the Invoice pursuant to the Wholesale Finance Plan and all other amounts due and owing thereunder and all rights to payment thereof or thereunder (including interest thereon in accordance with the Wholesale Finance Plan) is governed by the Wholesale Finance Plan, (iii) the CNH Capital Receivable is owned by CNH Capital, not by CNH, and (iv) the CNH Capital Receivable shall be secured by a Security Interest in the CNH Parts and Wholegoods financed under the CNH Capital Receivable.

(e)                                  In connection with the foregoing:

(i)                                     on the date hereof, CNH shall execute and deliver to CNH Capital an assignment in the form annexed as Exhibit B hereto (the “CNH Assignment”) for the purposes of assigning and transferring to CNH Capital:

(A)                              the universality of all present and future CNH Receivables owing by Quebec Dealers under the Accounts that are or have been purchased or are to be purchased under Sections 2.5(a), (b)(ii) and (d) above;

(B)                                as a further assurance and to the extent that, notwithstanding the parties’ intent as stated above, CNH is deemed to own any CNH Capital Receivable (or any related Advance) created under Section 2.5(a), (b)(i) and (c) or any interest therein (and to the extent CNH owns any similar receivables as to which it has received an advance from CNH Capital), the universality of all present and future CNH Capital Receivables owing by Dealers under the Accounts;

(C)                                all present and future Collateral Security with respect to the foregoing; and

(D)                               any and all proceeds of any of the foregoing.

(ii)                                  CNH Capital is authorized to file appropriate PPSA financing statements or similar documents to perfect the foregoing sales and/or assignments and to take all actions necessary from time to time to continue the perfection of such sales and/or assignments.

(f)                                    CNH acknowledges that CNH Capital intends to securitize all or substantially all of the Receivables referred to in this Section 2.5, and to the extent provided below the terms of this Agreement are subject to any contrary terms of the agreements governing any such securitization from time to time (including the Sale and Servicing Agreement (as defined in the Assignment)(collectively, the “Securitization Agreements”). Receivables that are subject to the terms of the Securitization Agreements at any point in time are referred to below as “Securitized Receivables.”

(g)                                 It is the intention of the parties hereto that all conveyances of Receivables, Collateral Security and proceeds by CNH to CNH Capital contemplated hereunder and provided by the CNH Assignment be, and be construed as, absolute sales without recourse (except as explicitly provided herein) of such Receivables and other property by CNH to CNH Capital and the beneficial interest in and to such Receivables and other property shall not be part of the CNH’s estate in the event of any bankruptcy or insolvency proceeding by or against CNH under any bankruptcy or insolvency law.

2.6                               CNH Representations and Warranties; Indemnification.

With respect to each invoice submitted by CNH to CNH Capital for financing, and each advance made by CNH Capital with respect thereto, CNH represents and warrants that (a) it has complied and will comply with its policy regarding the recognition of revenue for the sale of CNH Parts or Wholegoods as that policy exists as of the date of this Agreement and that it has satisfied the conditions precedent therein (“CNH Revenue Policy”), (b) it has complied and will comply with all applicable CNH Capital policies, guidelines & procedures (collectively the “CNH Capital Policy”), and (c) that the invoice represents a valid and enforceable obligation of the related Dealer that is not subject to any dispute, counterclaim or right of setoff of any kind or nature.  In the event a Dealer disputes in whole or in part the validity or enforceability of the invoice or the amount of the obligation of the Dealer represented thereby, CNH agrees to resolve such dispute with the Dealer within sixty (60) days of its receipt of notice from CNH Capital of the existence of such dispute.  In the event CNH (a) fails to comply or satisfy the conditions precedent for the recognition of revenue as set forth in the CNH Revenue Policy as it exists as of the date of this Agreement, or (b)  fails to comply with the CNH Capital Policy, or (c) fails to resolve such disputes within such sixty (60) day period, CNH agrees to make an indemnity payment to CNH Capital in the amount of the then outstanding principal plus accrued interest, if any, owed by the Dealer. CNH Capital may deduct such amounts from monies otherwise payable by CNH Capital to CNH hereunder.

ARTICLE 3

WHOLESALE FINANCE CHARGES

3.1                               Dealer Responsibility

CNH Capital shall establish from time to time interest rates and other charges applicable to financing and other services extended to Dealers under the Open Account and Wholesale Finance Plan terms.  CNH Capital shall bill and collect directly from Dealers finance charges for which they are responsible.

3.2                               CNH Responsibility; CNH Subsidy.

CNH and CNH Capital shall, in light of market conditions then prevailing, jointly establish from time to time the applicable CNH Period for various types of CNH Parts and Wholegoods.  CNH agrees that it shall not extend or otherwise modify any CNH Period without CNH Capital’s prior consent.  In exchange for CNH Capital’s agreement to provide interest-free or reduced-rate financing to the Dealer during the CNH Period, CNH shall pay CNH Capital interest on the amount of each extension of credit to a Dealer during the applicable CNH Period at the rate set forth in Section 3.3 (the “CNH Subsidy”).  CNH shall continue to pay such amounts until the earliest of: a) payment in full of the related financing by the Dealer; b) expiration of the CNH Period in respect of such financing; or c) payment of amounts due from CNH to CNH Capital pursuant to Section 7.4 and Section 7.6 below.  Except as otherwise provided in this Agreement, CNH shall not be obligated to pay to CNH Capital any CNH Subsidy with respect to any period following the payment by a Dealer of the related loan.  After the end of each month, CNH Capital shall submit to CNH a summary and a detailed statement to document CNH Subsidy due to CNH Capital from CNH for such month.  Within five (5) Business Days following transmission of such statement CNH shall pay CNH Capital all amounts due in immediately available funds.

3.3                               CNH Subsidy Rate

Effective as of the date of this Agreement and until CNH Capital gives notice to CNH of a change, the rate charged to CNH during the CNH Period (the “CNH Subsidy Rate”) shall be the rate defined in Exhibit A as amended from time to time.  CNH Capital may, at its sole discretion, at any time amend or modify the applicable CNH Subsidy Rate, including without limitation, by amending the method by which the CNH Subsidy Rate is calculated.

ARTICLE 4
SALES INCENTIVES

4.1                               Sales Incentive Agreement

From time to time CNH may offer incentives to Dealers that require a payment to the Dealer from CNH upon the Dealer’s sale or lease of an item of equipment (a “CNH Sales Incentive”).  CNH Capital may accept an assignment from Dealers of their rights in such CNH Sales Incentives, and, upon receipt thereof, CNH Capital may apply such amounts to reduce the amounts due from Dealers to CNH Capital with respect to wholesale financing of such items of equipment.  CNH shall be solely responsible for resolving any and all disputes with Dealers relating to such CNH Sales Incentives.

ARTICLE 5

WHOLESALE AUDITS

5.1                               Physical Audits

CNH Capital shall conduct dealer inventory audits of equipment and parts covered by wholesale financing for Dealers.  The frequency of conducting such audits shall be determined by CNH Capital in its sole discretion.  Such audits shall include CNH equipment that is on demonstration to prospective customers of a Dealer and CNH equipment subject to any rental plan.

5.2                               Audit Reports

CNH Capital shall prepare reports, including the location and status of equipment and/or parts, as appropriate, with respect to each inspection and audit of the Dealer, and CNH Capital shall provide copies of such audit reports to CNH upon written request.

ARTICLE 6

CREDIT WATCH AND STOP SHIP STATUS

6.1                               Credit Watch Status

Upon a Capital Default or if for any reason CNH Capital deems itself insecure with respect to financing being provided to a Dealer, CNH Capital may place such Dealer on a status of Credit Watch.  CNH Capital will provide prompt oral and written notification of such Credit Watch status.  CNH Capital shall advise CNH of the reason for any Credit Watch status and actions necessary to remove the Credit Watch status.  Upon notice of any Credit Watch, future wholegoods shipments to the affected Dealer must be approved in advance by CNH Capital.

6.2                               Open Account Stop Ship Status

Upon a Capital Default or if for any reason CNH Capital deems itself insecure with respect to financing being provided to a Dealer, CNH Capital may place such Dealer’s Open Account on Stop Ship status.  CNH Capital will provide prompt oral and written notification of such Stop Ship status to CNH.  CNH Capital shall advise CNH of the reason for any Stop Ship status and actions necessary to reinstate such Dealer’s Open Account Terms.  Upon notification of such Stop Ship status, CNH shall not ship any additional parts to the affected Dealer or invoice any other miscellaneous charges to the affected Dealer’s Open Account.

6.3                               Indemnification

In the event CNH breaches any of the terms of its agreement set forth in Sections 6.1 or 6.2 above, CNH agrees to indemnify CNH Capital for any and all loss, cost, damage or expense suffered by CNH Capital as a result of such breach, including, without limitation, any loss of principal or interest for CNH Capital arising as a result of such breach.

ARTICLE 7

CNH WHOLEGOODS AND PARTS REPURCHASE

7.1                               Dealer Termination; Manufacturer Default

CNH Canada shall provide CNH Capital with as much advance notice as possible of the occurrence of a Dealer Termination.  CNH Canada shall also provide CNH Capital with oral and written notice of the occurrence of a Manufacturer Default.  Upon the occurrence of a Repurchase Event, CNH Canada shall assist CNH Capital in the liquidation of the affected Dealer’s assets securing financing provided by CNH Capital, and shall repurchase certain wholegoods and parts of the affected Dealer, all as herein provided.  If a successor servicer is appointed for CNH Capital under the Securitization Agreements, the successor servicer will succeed to CNH Capital’s rights below with respect to Securitized Receivables and the related CNH Parts and Wholegoods.  In such case, CNH Capital shall be relieved of its obligations below insofar as they relate to Securitized Receivables.

7.2                               Joint Audit

Within three (3) Business Days (or such longer periods as may be mutually agreed by CNH and CNH Capital) following the occurrence of a Repurchase Event, CNH and CNH Capital will conduct a joint audit of the Dealer.  A written report shall be prepared immediately and signed by representatives of both CNH and CNH Capital.

7.3                               Possession of CNH Parts and Wholegoods

Upon the occurrence of a Repurchase Event, CNH and CNH Capital shall attempt to obtain the Dealer’s consent to remove all CNH Parts and Wholegoods and other collateral in which CNH Capital holds a Security Interest.  If the Dealer refuses to surrender possession of the same, CNH Capital shall, at its sole expense, take such legal action as may be necessary to effect possession.  CNH shall promptly accept all CNH Parts and Wholegoods when they have been made unconditionally available to CNH by CNH Capital if such acceptance is required under applicable buy-back law or any agreement between CNH and such Dealer.  CNH shall promptly, at its sole expense, remove all such CNH Parts and Wholegoods from the Dealer’s location.

7.4                               Purchase by CNH of Parts

With respect to any new CNH parts made available to CNH that (i) are required to be repurchased from the Dealer under applicable buy-back laws or buy-back agreements between CNH and the Dealer, and (ii) the proceeds of which are necessary to clear the obligations of the Dealer to CNH Capital (or its assigns) in whole or in part, CNH shall, upon the occurrence of a Repurchase Event, shall purchase such CNH parts and pay to CNH Capital, as owner of the obligations of the Dealer with respect to such items of CNH parts (or as servicer for the owner), an amount equal to the lesser of (a) the unpaid balance (including interest, charges, etc.) due from the Dealer on the date of repossession, or (b) the amount CNH is required to pay Dealer to repurchase the CNH parts under applicable law or CNH’s agreements with the Dealer.  Such amount shall be paid to CNH Capital within thirty (30) days following the date on which CNH Capital makes such parts available to CNH.

7.5                               Marketing of CNH Parts

With respect to all parts not covered by Section 7.4 above, CNH will cooperate with CNH Capital as requested in the sale thereof in a commercially reasonable manner on behalf of CNH Capital, as owner or servicer of the related obligations.  CNH shall promptly deliver to CNH Capital the proceeds of such sale, less such out-of-pocket expenses incurred in connection with such sale as agreed to in writing by CNH and CNH Capital.

7.6                               Wholegoods Repurchase by CNH

With respect to new, unused, resalable CNH wholegoods made available to CNH that (i) are required to be repurchased from the Dealer by CNH under an applicable “buy-back law” or any agreement between CNH and such Dealer, and (ii) the proceeds of which are necessary to clear the obligations of the Dealer to CNH Capital (or its assigns) in whole or in part, CNH shall, upon an occurrence of a Repurchase Event, pay to CNH Capital, as owner of the obligations of the Dealer to CNH Capital with respect thereto (or as servicer for such owner) an amount equal to the lesser of (a) the unpaid balance due from the Dealer on the date of repossession or (b) the amount CNH is required to pay Dealer to repurchase the CNH wholegoods under applicable law or CNH’s agreement(s) with the Dealer. Such amount shall be paid to CNH Capital within thirty (30) days after the equipment has been made unconditionally available to CNH.

7.7                               Marketing of Equipment

With respect to all items of equipment not covered by Section 7.6 above, CNH will cooperate with CNH Capital as requested in the sale thereof in a commercially reasonable manner on behalf of CNH Capital, as owner or servicer of the related obligations.  CNH shall promptly deliver to CNH Capital the proceeds of such sale, less such out-of-pocket expenses incurred in connection with such sale as agreed to in writing by CNH and CNH Capital.

7.8                               Collection Cooperation

Each of CNH Capital and CNH shall cooperate in the other’s efforts to collect amounts due from Dealers following recovery of possession and disposition of CNH Parts and Wholegoods financed pursuant to this Agreement.

7.9                               Compliance with Buy-Back Laws

Nothing herein shall be construed as CNH Capital’s assumption of obligations arising under (a) federal or provincial buy-back laws, or any rules, regulations and court decisions thereunder, or (b) any agreements between a Dealer and CNH regarding any buy-backs by CNH.  CNH shall at all times ensure that the activities undertaken pursuant to this Article are in compliance with such laws, regulations/rules and agreements.

7.10                        Return Administration

Promptly upon the occurrence of a Repurchase Event, CNH shall be responsible for producing or causing the affected Dealer to produce picking tickets and reports necessary for the identification of CNH parts to be repossessed or that are voluntarily returned by a Dealer (after Dealer Default or otherwise), and shall be responsible for valuing and determining the eligibility for return of all CNH parts.

7.11                        Securitized Receivables Obligations

Notwithstanding the foregoing provisions of this Article 7, after a Dealer Termination CNH Capital may determine to liquidate or realize upon any Securitized Receivables and related Collateral Security without exercising its rights or remedies under this Agreement if CNH Capital determines that it is obligated to do so or if it determines that the proceeds of realization of any Securitized Receivables and Collateral Security would greater than the proceeds realizable under this Agreement or otherwise.

ARTICLE 8

CNH GUARANTEE OBLIGATIONS

CNH hereby guarantees all obligations, including the payment of finance charges, of a Dealer to CNH Capital with respect to the following, to the extent that the following are not Securitized Receivables:

(a)                                  CNH Parts and Wholegoods sold or otherwise disposed of by the Dealer prior to the CNH invoice date therefor; and

(b)                                 all CNH Parts and Wholegoods with respect to which CNH failed to comply with its obligations under Sections 7.4 and 7.6 hereof.

CNH agrees to purchase from CNH Capital, upon demand, all obligations of the Dealer with respect to financing guaranteed by CNH pursuant to this Article 8.

ARTICLE 9

BOOKS, RECORDS AND REPORTS

CNH shall maintain books of account and other records with respect to matters governed by the provisions of this Agreement.  CNH shall afford CNH Capital and its authorized agents reasonable access during normal business hours to such books of account and other records and CNH shall cause its personnel to assist in any examination thereof.  Any examination will be conducted in a manner that does not unreasonably interfere with normal business operations or customer or employee relations.

ARTICLE 10

DEFAULT

10.1                        Events of Default

The following shall constitute an event of default (“Event of Default”) hereunder:

(a)                                  Bankruptcy.  If with respect to either CNH or CNH Capital there shall be the commencement, voluntary or involuntary, of any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to such party, or seeking to adjudicate such party as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to such party or its debts, or seeking appointment of a receiver, trustee, custodian or other similar official for such party or any substantial part of its assets which remains undismissed, undischarged or unbonded for a period of sixty (60) days from the entry thereof; or (ii) by or against such party of any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order or any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or, (iii) by such party in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth above; In addition, the failure or inability of such party generally to, or the admission in writing by such party of its inability to, pay its debts as they become due shall be an Event of Default.

(b)                                 Agreements.  If either CNH or CNH Capital shall materially violate any covenant or agreement contained herein or in any other agreement between the parties and such violation remains uncured for thirty (30) days following Notice by the other party, with a demand to cure the noted violation.

ARTICLE 11

TERM AND TERMINATION

11.1                        Default

This Agreement may be terminated by either party upon Notice to the other party upon the occurrence of an Event of Default with respect to the other party.

11.2                        Initial Term; Continuation; Termination Notice

The initial term of this Agreement ends on November 3rd, 2012 (the “Initial Term”). Thereafter, this Agreement shall automatically continue for additional one year terms, and after the Initial Term either party may terminate this Agreement upon 90 days Notice to the other party.

11.3                        Survival of Rights

The termination of this Agreement shall not modify or affect the rights or obligations of either party hereunder with respect to any financing extended by CNH Capital prior to the effective date of termination.

ARTICLE 12

EFFECTIVE DATE

The rights and obligations of the parties hereunder shall be effective on the date hereof and shall apply with respect to any and all financing now or hereafter extended by CNH Capital under the Wholesale Financing Plan and/or under this Agreement.

ARTICLE 13

EXCLUSIVITY

During the term of this Agreement CNH will not offer and will not participate with or assist any other person or entity in offering financial services of the type covered by this Agreement.

ARTICLE 14

GENERAL PROVISIONS

14.1                        Notices

Except as otherwise provided herein, all notices, requests, consents, approvals or other communications hereunder (collectively “Notices”) shall be in writing in the English language, shall be delivered by hand or sent by registered mail postage prepaid, by air courier delivery service or by facsimile transmission addressed as follows (or to such other person or destination as a party may be notice to the other indicate):

If to CNH Capital:

CNH Capital Canada Ltd.
5729 Washington Ave.

Racine, WI 53406

Fax: (262) 636-5771

Attn: Sr. Director Commercial Lending

If to CNH:

CNH Canada, Ltd.
700 State Street

Racine, WI 53403

Fax 262-636-5651

Attn: Office of the General Counsel

All such Notices and communications hereunder shall be deemed given when received, as evidenced by the acknowledgement of receipt issued with respect thereto by the applicable postal authorities, or the signed acknowledgement of receipt of the person to whom such Notice or communication shall have been addressed, or facsimile transmission answerback, as applicable.

14.2                        Governing Law and Venue

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, without regard to any conflicts of law doctrine that would apply any other jurisdiction’s law.

14.3                        Entire Agreement

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and shall be deemed to amend and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions between the parties, whether oral or written, with respect to the subject matter hereof, including, without limitation, the Original Agreement.

14.4                        Modifications and Amendments

No amendment, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto.

14.5                        Waivers and Extensions

Any party to this Agreement may waive any right, breach, or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement.  Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred.  Any waiver may be conditional.  No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained.  No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

14.6                        Titles and Headings

Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

14.7                        Successors and Assigns

This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective permitted successors and assigns.

14.8                        Assignment; No Third Party Beneficiaries

This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by either party without the prior written consent of the other party.  Any assignment or delegation of rights, duties or obligations hereunder made without the prior written consent of the other party hereto shall be void and of no effect.  This Agreement is not intended to confer any rights or benefits on any persons other than the parties hereto.

14.9                        Severability

Any provision of this Agreement which is found to be invalid or unenforceable by any court in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or non-enforceability, and shall not affect the validity or enforceability of the remaining provisions hereof.

14.10                 Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

CNH Canada, Ltd.			CNH Capital Canada Ltd.

By:	/s/ Richard Tobin		By:	/s/ Douglas S. MacLeod
	Name:	Richard Tobin		Name:	Douglas S. MacLeod
	Title:	Chief Financial Officer		Title:	Chief Financial Officer

Exhibit A
CNH Subsidy Rate

For purposes of this Agreement, the CNH Subsidy Rate and the method of calculation, as amended or modified from time to time by CNH Capital, in its sole discretion, shall be:

Case IH & NH Ag (credit lines 1 & 2) = 1-month BA/CDOR + additive of 5.10% = 6.30%

Case CE, NH CE & Kobelco (credit lines 1 & 2) = 1-month BA/CDOR + additive of 6.45% = 7.65%

Premier Rental (all brands) (credit line 11) = CN Prime + additive of 4.90% = 7.90%

Parts (all brands) (credit lines 14 & 15) = 1-month BA/CDOR + additive of 5.30% = 6.50%

“CDOR” means the Canada Dealer Offer Rate which is the interest rate that the banks charge each other for loans.  “CDOR Rate” means, as of any Monday, the CDOR rate published by The Globe and Mail as of the preceding Friday or the next previous Business Day.  If The Globe and Mail ceases publication permanently or no longer publishes the above-referenced rate, then CDOR shall mean any dealer offered rate for dollar deposits from the Canada market as selected by CNH Capital.

“Prime Rate” means, as of any Monday, the prime rate published by The Globe and Mail as of the preceding Friday or the next previous Business Day.

EXHIBIT B

FORM OF ASSIGNMENT

ASSIGNMENT

THIS ASSIGNMENT is made as of November 3rd, 2011 by CNH CANADA, LTD., a Canada corporation (the “Seller”), as seller and assignor, in favour of CNH CAPITAL CANADA LTD., an Alberta corporation (in such capacity, the “Purchaser”).

WHEREAS the Seller wishes to transfer certain specific, identified, existing and future Receivables and certain Collateral Security to the Purchaser and the Purchaser is willing to accept such transfer;

AND WHEREAS capitalized terms used in this Assignment shall have the respective meanings specified in Section 3 hereof;

NOW THEREFORE THIS ASSIGNMENT WITNESSES that, in consideration of the sum of $2.00 in the lawful currency of Canada now paid by the Purchaser to the Seller and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the Seller) the Seller and the Purchaser agree as follows:

1.                                       The Seller does hereby sell, transfer, assign, set over and otherwise convey without recourse (except as expressly provided herein or in the Wholesale Sale and Servicing Agreement) to the Purchaser on the date hereof:

(a)                                  all of the Seller’s right, title and interest in, to and under the universality of (i) all of the Receivables in or under each Account as at the close of business on the Business Day immediately preceding the date hereof, (ii) all Receivables created in or under each Account on each Business Day after the Business Day immediately preceding the date hereof, and (iii) all Collateral Security with respect to such Receivables; and

(b)                                 all of the Seller’s right, title and interest in, to and under all monies due or to become due and all amounts received with respect to the property and assets described in paragraph (a) above and all proceeds (including “proceeds” as defined in the PPSA as in effect in the Province of Ontario) thereof, all created in connection with the Accounts.

2.                                       This Assignment is made pursuant to and upon the representations, warranties and agreements contained in the Sale and Servicing Agreement and is to be governed in all respects by the Wholesale and Parts CNH Capital Financing Agreement.

3.                                       The Debtor hereby makes the Perfection Representations and Warranties to the Secured Party.  For purposes of this Section 3 Debtor shall mean the Seller, the Secured Party shall mean the Purchaser, and the Specified Agreement shall mean this Agreement.  The Debtor hereby authorizes the Servicer to file financing statements and similar instruments under the PPSA without the Debtor’s signature where allowed by applicable law.

2

4.                                       Terms used herein with initial capital or upper case letters which are not defined herein shall have the respective meanings assigned to them in the Sale and Servicing Agreement and the Wholesale and Parts CNH Capital Financing Agreement, as applicable, and the terms specified in Schedule A hereto shall have the meanings assigned thereto in Schedule A.

IN WITNESS WHEREOF, the undersigned has caused this Assignment to be duly executed as of November 3rd, 2011.

CNH CANADA, LTD.

By:	/s/ Richard Tobin

	Name:	Richard Tobin

	Title:	Chief Financial Officer

Accepted and agreed as of November 3rd, 2011

CNH CAPITAL CANADA LTD.

By:	/s/ Douglas S. MacLeod

	Name:	Douglas S. MacLeod

	Title:	Chief Financial Officer

3

SCHEDULE A

TO ASSIGNMENT

“Account” shall mean each Initial Account and each Automatic Additional Account.

“Automatic Additional Accounts” means each individual Wholesale Credit Line or Open Account established or created by the Seller or the Purchaser for a Dealer on or after the date of this Assignment.

“CNH” means CNH Canada, Ltd.

“CNH Parts and Wholegoods” means parts, supplies, inventory, equipment and other goods and services sold to Dealers by CNH, whether branded Case, Case IH, New Holland, New Holland Construction or under any other brand owned by or licensed to CNH and its affiliates, and includes, without limitation, replacement parts, attachments, supplies, garments, premiums, tooling, display cases, computers, software, flags, banners, posters, yellow page listings, training, warranty claims and any other services provided by CNH.

“Collateral Security” means with respect to any Receivable: (a) the related invoice, and (b) the Lien of CNH, if any, in the related CNH Parts and Wholegoods (granted under the related invoice or otherwise) securing the Receivable.

“CNH Capital” means CNH Capital Canada Ltd.

“Dealer” means a dealer authorized by CNH to sell or distribute any goods manufactured, sold or distributed by CNH and its affiliates and which has executed a CNH Dealer Agreement.

“Initial Account” shall mean each individual Wholesale Credit Line or Open Account established or created by the Seller or the Purchaser with a Dealer pursuant to a Wholesale Finance Plan and existing on and as of the close of business on the Business Day preceding the date of this Assignment.

“Lien” means any security interest, mortgage, hypothec, reservation of ownership, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, participation interest, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, and includes any reservation of ownership or retention of title created under a Wholesale Finance Plan with a Quebec Dealer or under an invoice.

“Open Account” means an account established for a Dealer by CNH Capital or CNH pursuant to which CNH Capital finances CNH Parts sold to the Dealer.

“Open Account Terms” means the terms under which CNH sells parts and other miscellaneous items and services (excluding wholegoods) to Dealers and pursuant to which CNH and/or CNH Capital finances such goods for the Dealers, as modified from time to time.

“PPSA” means (a) the personal property security legislation, as amended, supplemented or replaced from time to time, as in effect in each Province of Canada (other than Québec), (b) the Uniform Commercial Code, as amended, supplemented or replaced from time to time, as in effect in the State of Wisconsin, and (c) the Québec Civil Code, as amended, supplemented or replaced from time to time, as in effect in Québec.

“Person” shall mean any legal person, including any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, governmental entity or other entity of similar nature.

“Quebec Dealer” means a Dealer located or resident in the Province of Quebec.

“Receivables” shall mean, with respect to an Account:

(a)                                  all amounts shown on the Seller’s records as amounts payable by the related Dealer to the Seller under the Account and the related Wholesale Finance Plan;

(b)                                 all amounts shown on the Purchaser’s or the Servicer’s records on and after the date hereof as amounts payable by the related Quebec Dealer under the Account and the related Wholesale Finance Plan in respect of credit sales, conditional sales or instalment sales made by the Seller to such Quebec Dealer on or after the date hereof to finance the acquisition of CNH Parts and Wholegoods by such Dealer from the Seller; and

(c)                                  to the extent that the Seller may have any interest therein, all amounts shown on the Purchaser’s or the Servicer’s records as amounts payable by the related Dealer in respect of advances or extensions of credit made by the Purchaser to such Dealer after the date hereof to finance the acquisition of CNH Parts and Wholegoods by such Dealer from the Seller.

“Rental Plan” means CNH Rental Equipment Plan, CNH Rental Flex Plan, Rent-To-Own Plan or any other rental plan from time to time established jointly by CNH and CNH Capital in connection with a Wholesale Credit Line and published in the Discounts and Terms.

“Sale and Servicing Agreement” means the Amended and Restated Sale and Servicing Agreement dated as of November 30, 2009 between the CNH Capital Canada Ltd., an Alberta corporation, as seller, in favour of Computershare Trust Company of Canada, in its capacity as trustee of CNH Capital Canada Wholesale Trust, as amended, restated, supplemented or otherwise modified from time to time.

“Servicer” shall mean CNH Capital, in its capacity as Servicer under the Sale and Servicing Agreement, and its successors or assigns in such capacity under the Sale and Servicing Agreement.

“Wholesale and Parts CNH Capital Financing Agreement” means the Amended and Restated Wholesale and Parts CNH Capital Financing Agreement made as of the date hereof between CNH Canada, Ltd., a Canadian corporation, and CNH Capital Canada Ltd., an Alberta corporation.

“Wholesale Credit Line” means the maximum dollar amount of CNH Parts and Wholegoods inventory that CNH Capital will consider financing for a Dealer.

“Wholesale Finance Plan” means each plan established by CNH Capital, as modified from time to time in consultation with CNH, setting forth the terms and conditions of the wholesale financing for Dealers.

2